DAWSON GEOPHYSICAL COMPANY

                       CODE OF BUSINESS CONDUCT AND ETHICS


   I.   INTRODUCTION
  II.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS
 III.   CONFLICTS OF INTEREST
  IV.   INSIDER TRADING
   V.   RECORD-KEEPING AND QUESTIONABLE ACCOUNTING OR AUDITING MATTERS
  VI.   CORPORATE OPPORTUNITIES
 VII.   CONFIDENTIALITY
VIII.   COMPETITION AND FAIR DEALING
  IX.   PROTECTION AND PROPER USE OF COMPANY ASSETS
   X.   REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR
  XI.   NO RETALIATION
 XII.   DISCIPLINE
XIII.   WAIVERS OR CHANGES OF THE CODE OF BUSINESS CONDUCT AND ETHICS
 XIV.   ADMINISTRATION
        APPENDIX:  CERTIFICATION


     I.     INTRODUCTION

            This Code of Business Conduct and Ethics ("Code") of Dawson Geophysical Company ("Company") covers a wide range of business practices and procedures. The Code represents both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under Securities and Exchange Commission ("SEC") rules and the code of business conduct and ethics for directors, officers and employees under National Association of Securities Dealers Automated Quotation ("NASDAQ") listing standards. The Code applies to ALL directors, officers, and employees. It does not cover every issue that may arise, but it sets out guidelines as no set of rules can cover every business situation. Every employee, officer and director of the Company must conduct himself or herself according to this Code and seek to avoid even the appearance of improper behavior.

            If a law conflicts with a policy in this Code, you will obey the law; however, if a local custom or policy conflicts with this Code, you will comply with this Code. If you have any questions, concerns, or are unsure about how to interpret this Code, you should ask your supervisor or the Compliance Representative for their advice on how to handle the situation.


     II.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

            Directors, officers, and employees will obey the applicable laws, rules and regulations of the United States and those states, counties, cities and jurisdictions in which the Company conducts its business and to which the Company, director, officer or employee are subject. The Code does not summarize all such laws, rules and regulations, but rather you should seek advice from your supervisor, the Company's Compliance Representative, or other appropriate personnel.

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     III.   CONFLICTS OF INTEREST

            Directors, officers, and employees must avoid situations that involve, or could appear to involve, "conflicts of interest" with regard to the Company's interest. Exceptions may only be made after review of fully disclosed information and approval of specific or general categories by senior management (in the case of employees) or the Board (in the case of officers or directors).

            A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. Conflicts of interest generally interfere with the person's effective and objective performance of their duties or responsibilities to the Company. Although there are many examples of conflicts of interest, some of the more common ones are discussed. Conflicts of interest occur when a director, officer or employee of members of their immediate family, receive improper personal benefits because of their position with the Company. Loans to, or guarantees of obligations of directors, officers, employees or their immediate family members also create conflicts of interest. Another common conflict of interest occurs when the director, officer, employee or their immediate family members use Company property or confidential information.

            Since conflicts of interest are not always clear-cut, or if you have questions or concerns, you may consult with the Compliance Representative. If you become aware of a conflict or potential conflict of interest, bring it to the attention of your supervisor or other appropriate personnel and follow the policies in Section X. Reporting any Illegal or Unethical Behavior.


     IV.    INSIDER TRADING

            Directors, officers, and employees with knowledge of material non-public information about the Company are prohibited from buying, selling or otherwise trading the Company's securities, whether or not they are using or relying on the non-public information. Directors, officers, and employees may not share or provide "tips" to others by providing such information about the Company. If you are uncertain about whether you have material non-public information about the Company, you should consult the Company's General Counsel or the Compliance Representative before trading in the Company's securities.


     V.     RECORD-KEEPING AND QUESTIONABLE ACCOUNTING OR AUDITING MATTERS

            The Company needs honest and accurate recording and reporting of information in order to make reasonable business decisions. Financial information should be recorded promptly and accurately to ensure timely and accurate reporting of financial information. The Company seeks to have every business record accurate, complete and reliable. Directors, officers, and employees are responsible to report to the Company any concerns regarding questionable accounting or auditing matters that come to their attention.

            Senior accounting personnel and, where applicable, all other directors, officers and employees should take such actions as are necessary to ensure that in all material respects the Company's books and records contain no false or misleading entries, the Company's business transactions are properly authorized and recorded completely and accurately in accordance with generally accepted accounting principles (GAAP), the documents the Company files with the SEC or makes available to the public contain full, fair, accurate, timely and understandable

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            disclosures relating to the Company. False, misleading, inaccurate or incomplete information may be illegal in some cases, but it hampers the Company's ability to make reasonable business decisions.


     VI.    CORPORATE OPPORTUNITIES

            Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. They are expected to not take for themselves personally opportunities that are discovered through the use of Company property, information or position. They are also prohibited from using Company property, information or position for improper personal gain.


     VII.   CONFIDENTIALITY

            Directors, officers, and employees are expected to maintain the confidentiality of information entrusted to them by the Company, its suppliers, or customers, except when disclosure is either expressly authorized by the Company or required by law. Confidential information includes, but is not limited to, non-public information that might be of use to competitors of the Company or be harmful to the Company, its suppliers or customers, if disclosed. Confidential information may consist of financial information, forecasts, analyses, offers and proposals for acquisitions, dispositions, leases, other transactions and the related appraisals, studies and documents. If you have questions or concerns regarding whether the information is considered confidential information, you should contact or consult with the General Counsel of the Company.

            Directors, officers and employees retain the duty to keep Company information confidential after termination of employment or other relationship with the Company. The Company will pursue all legal remedies available at law or in equity to prevent any former employee, officer or director from using Company confidential information.


     VIII.  COMPETITION AND FAIR DEALING

            The Company will compete fairly and honestly and gain competitive advantages through superior performance, not unethical or illegal business practices. Directors, officers, and employees should respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. Directors, officers, and employees are expected to avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts or other unfair practices.


     IX.    PROTECTION AND PROPER USE OF COMPANY ASSETS

            Directors, officers, and employees are expected to protect the Company's assets and ensure their efficient use. Company assets should be used for legitimate business purposes only, however incidental personal use may be permitted. Theft, fraud, waste and misuse of Company assets have a direct impact on the Company's profits. Suspected instances of fraud or theft should be reported immediately for investigation.

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            The duty to safeguard Company assets extends to the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate this Code, could be illegal, and may result in civil liability and/or criminal prosecution.


     X.     REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

            If you believe that actions that violate this Code have taken place, are currently taking place, or are about to take place, you must bring the matter to the attention of the Company. You are encouraged to communicate with supervisors or other appropriate personnel about observed illegal or unethical behavior. Any supervisor who receives a report of a past, current or pending violation must report it immediately to the General Counsel.

            In reporting the violation, the Company prefers you identify yourself to facilitate the investigation, however, you may remain anonymous. The Company will use all reasonable efforts to preserve such anonymity or confidentiality of the person who reports the potential misconduct. The Company will also use all reasonable efforts to preserve the anonymity of the person about or against whom an allegation is brought, unless and until it is determined that a violation has occurred. Any person involved in any investigation in any capacity will not discuss or disclose any information to anyone outside the investigation unless required by law or when seeking their own legal counsel. If required by law, the person will cooperate fully.

            Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.


     XI.    NO RETALIATION

            Any retaliation, for reports of misconduct by others, made in good faith by a director, officer, or employee will not be tolerated. Any director, officer, or employee who engages in retaliation is subject to discipline, up to and including discharge from the Company and where appropriate, civil liability and/or criminal prosecution.


     XII.   DISCIPLINE

            The Company expects directors, officers and employees to adhere to this Code in carrying out their duties or responsibilities for the Company. Those who violate the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company, and where appropriate, civil liability and/or criminal prosecution. If you are in a situation that you believe may violate the Code, you should follow the policies in Section X. Reporting any Illegal or Unethical Behavior.

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     XIII.  WAIVERS OR CHANGES OF THE CODE OF BUSINESS CONDUCT AND ETHICS

            Only the Board or a Board committee may make waivers of this Code after full disclosure of relevant information by the parties involved. Should a waiver occur for an officer or director, it will be promptly disclosed as required by law or regulation. Any changes to this Code will also be promptly disclosed as required by law or regulation.


     XIV.   ADMINISTRATION

            The Board will help ensure this Code is properly administered. The Board or a Board committee will be responsible for the annual review of the procedures in place to implement this Code. Any changes to this Code requires Board approval and will be promptly disclosed as required by law or regulation.

            All officers and supervisors are responsible for reviewing this Code with their employees and ensuring that they have signed the attached certification. Officers also have a duty to help ensure compliance with this Code through the review of practices and procedures in place to facilitate compliance with this Code.























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Appendix:


                                  CERTIFICATION


I hereby acknowledge that I have read the Code of Business Conduct and Ethics for Dawson Geophysical Company, have become familiar with its contents and will comply with its terms. Any violations of which I am aware are noted below.


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Name (please print)


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Signature


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Date



Please describe any violations, exceptions or comments below:


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